Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-136988) and Form S-3 (No. 333-141963) under the Securities Act of 1933 of Inter Parfums, Inc. of (i) our report dated March 10, 2010 on the consolidated balance sheet and Schedule II of Inter Parfums, Inc. and subsidiaries as of December 31, 2009, and the related consolidated statements of income, changes in shareholders’ equity, comprehensive income and cash flows for each of the years in the two-year period ended December 31, 2009. Such report appears in the December 31, 2010 Annual Report on Form 10-K of Inter Parfums, Inc.

Mazars LLP

New York, New York

March 8, 2011